STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 05/31/2002 020350544 -3531438
STATE OF DELAWARE LIMITED LIABILITY COMPANY CERTIFICATE OF FORMATION
First:	The name of the limited liability company is Fauquier Landfill Gas, L.L.C.
Second

The address of its registered office in the State of Delaware is 2711 Centerville Road - Suite 400 in the City of Wilmington) DE 19808. The name of its Registered agent at such address is Corporation Service Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation on Friday the 31st day of May, 2002
BY: /s/ WM. SHAPIRO NAME: William Dana Shapiro Authorized Person